As filed with the Securities and Exchange Commission on March 17, 2005

No. 333-121835

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Terra Industries Inc.

(Exact name of registrant as specified in its charter)

Maryland	Terra Centre	52-1145429
(State or other jurisdiction of incorporation or organization)	600 Fourth Street, P.O. Box 6000 Sioux City, Iowa 51102-6000 (712) 277-1340	(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark A. Kalafut

Vice President, General Counsel and Corporate Secretary

Terra Industries Inc.

Terra Centre

600 Fourth Street, P.O. Box 6000

Sioux City, Iowa 51102-6000

(712) 277-1340

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Carter W. Emerson, P.C.

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

(312) 861-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 17, 2005

PROSPECTUS

Terra Industries Inc.

Common Shares

This prospectus relates to 25,060,725 of our common shares which may be sold from time to time by the selling shareholders named herein on terms fixed at the time of sale. We are paying the expenses of this offering out of a prepayment made to us by Anglo American plc. See “Plan of Distribution” beginning on page 15.

The shares covered by this prospectus are being registered to permit the selling shareholders to sell such shares from time to time in the public market. Such sales may occur through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. We will not receive any of the proceeds from the sale of common shares by selling shareholders.

Our common shares are traded on the New York Stock Exchange under the symbol “TRA.” On March 14, 2005, the last reported sale price of our common shares on the New York Stock Exchange was $7.92 per share.

Before purchasing any of the shares covered by this prospectus, investors should carefully read and consider the risk factors in the section entitled “Risk Factors” beginning on page 2.

Our principal executive offices are located at Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000 and our telephone number is (712) 277-1340.

Neither the Securities and Exchange Commission nor any state securities commission has approved the sale of the common shares or determined that the information in this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                              , 2005.

You should rely on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “Commission,” using a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling shareholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling shareholders. Each time a selling shareholder sells securities, the selling shareholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling shareholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described in the section entitled “Where You Can Find More Information.”

Under the shelf process, the selling shareholders may, from time to time, sell up to 25,060,725 of our common shares in one or more offerings.

RISK FACTORS

Before purchasing any of the shares covered by this prospectus, you should carefully read and consider the risk factors set forth below. You should be prepared to accept the occurrence of any and all of the risks associated with purchasing the shares, including a loss of all of your investment.

Risks Related to Our Business

Failure to achieve potential benefits from the recent acquisition of Mississippi Chemical could harm the business and operating results of the combined company.

We will not achieve any benefit from the recent Mississippi Chemical acquisition unless our management successfully integrates Mississippi Chemical’s business with ours in a timely manner. Our management must devote substantial time and resources to the integration of the operations of Mississippi Chemical with our core business. If we fail to accomplish this integration efficiently, we may not realize the benefits of this acquisition. The process of integrating supply and distribution channels, computer and accounting systems and other aspects of the operation of Mississippi Chemical presents significant challenges for our management. This is compounded by the challenge of simultaneously managing the combined company. Some of the challenges associated with our acquisition of Mississippi Chemical include:

•	managing relationships with customers, suppliers and distributors with a view toward mitigating any adverse reaction to the acquisition;

•	integrating personnel with disparate business backgrounds, cultures and geographical locations;

•	defining and executing a comprehensive business strategy; and

•	agreeing on operating and financial strategies with Koch Nitrogen Company, Mississippi Chemical’s 50/50 partner in an ammonia production joint venture in the Republic of Trinidad and Tobago and 50/50 partner in an ammonia shipping joint venture.

If we encounter unforeseen difficulties in the integration process that require a disproportionate amount of our management’s attention or financial or other resources, our business and financial results may be adversely affected.

Utilization of future corporate income tax benefits has been limited and could be impaired by recent ownership changes.

Anglo American plc (“Anglo”) at December 31, 2003 owned 48% of our outstanding common stock and had made public its longstanding intention to dispose of that interest with the timing based on market and other conditions. On December 20, 2004, Anglo, through its wholly-owned subsidiaries, completed its sales of our common shares. Our $120 million issuance of convertible perpetual preferred stock and the sale of Anglo’s common shares resulted in a “change of control” (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) for purposes of utilizing tax benefits from net operating loss carryforwards and certain other tax attributes available to us. As a result of the change of control, our annual ability to use those benefits will generally be limited to a percentage (currently 4.27%) of our outstanding shares market value at the change of control date. We compute that limitation at $36.4 million. Consequently, realization of tax benefits from our operating loss carryforwards could be delayed by these limitations or could possibly be lost due to expiration of our carryforward periods beginning in 2018.

A substantial portion of our operating expense is related to the cost of natural gas, and an increase in such cost that is either unexpected or not accompanied by increases in selling prices of our products could result in reduced profit margins and lower production of our products.

The principal raw material used to produce nitrogen products and methanol is natural gas. Natural gas costs in 2004 comprised about 60% of total costs and expenses. A significant increase in the price of natural gas that is not hedged or recovered through an increase in the price of our related nitrogen and methanol products could result in reduced profit margins and lower production of our products. We have in the recent past idled one or more of our plants for periods of time in response to high natural gas prices. A significant portion of our competitors’ global nitrogen production occurs at facilities with access to fixed-priced natural gas supplies. Our competitors’ facilities’ natural gas costs have been and likely will continue to be substantially lower than ours.

Declines in the prices of our products may reduce our profit margins.

Prices for nitrogen products are influenced by the global supply and demand conditions for ammonia and other nitrogen-based products. Long-term demand is affected by population growth and rising living standards that determine food consumption. Short-term demand is affected by world economic conditions and international trade decisions. Supply is affected by increasing worldwide capacity and the increasing availability of nitrogen product exports from major producing regions such as the former Soviet Union, Canada, the Middle East, Trinidad and Venezuela. A substantial amount of new ammonia capacity is expected to be added abroad in the foreseeable future. When industry oversupply occurs, as is common in commodity businesses, the price at which we sell our nitrogen products typically declines, which results in reduced profit margins, lower production of our products and plant closures.

Fluctuations in the selling price and production cost of methanol may reduce our profit margins.

Methanol is used as a raw material in the production of downstream intermediate chemicals, such as formaldehyde, MTBE, acetic acid and numerous other chemical derivatives. Methanol prices are influenced by the supply and demand for each of these downstream products. U.S. methanol demand has declined over the past years and is expected to continue to decline due to reduced U.S. consumption of MTBE, a gasoline oxygenate and octane enhancer that uses methanol as a feedstock. Over the past several years significant industry restructuring has taken place, and most North American methanol capacity is now shut down. Industry analysts have identified approximately 7.0 million metric tonnes of new methanol capacity (20% of current global demand) that will start up from 2004 through 2006.

Our products are subject to price volatility resulting from periodic imbalances of supply and demand, which may cause the results of our operations to fluctuate.

Historically, our products’ prices have reflected frequent changes in supply and demand conditions. Changes in supply result from capacity additions or reductions and from changes in inventory levels. Demand for our products is dependent on demand for crop nutrients by the global agricultural industry and on the level of industrial production. Periods of high demand, high capacity utilization and increasing operating margins tend to result in new plant investment and increased production until supply exceeds demand, followed by periods of declining prices and declining capacity utilization until the cycle is repeated. In addition, markets for our products are affected by general economic conditions. As a result of periodic imbalances of supply and demand, product prices have been volatile, with frequent and significant price changes. During periods of oversupply, the price at which we sell our products may be depressed and this could have a material adverse effect on our business, financial condition and results of operations.

Our products are global commodities and we face intense competition from other fertilizer producers.

Fertilizer products are global commodities and can be subject to intense price competition from both domestic and foreign sources. Fertilizers and methanol are global commodities, and customers, including end-users, dealers and other crop-nutrients producers and distributors, base their purchasing decisions principally on the delivered price and availability of the product. We compete with a number of U.S. producers and producers in other countries, including state-owned and government-subsidized entities. Some of our principal competitors have greater total resources and are less dependent on earnings from nitrogen fertilizer sales or methanol sales. In addition, a portion of global production benefits from fixed-price natural gas contracts that have been, and could continue to be, substantially lower priced than our natural gas. Our inability to compete successfully could result in the loss of customers, which could adversely affect our sales and profitability.

Our business is subject to risks related to weather conditions.

Adverse weather conditions may have a significant effect on demand for our nitrogen products. Weather conditions that delay or intermittently disrupt field work during the planting and growing season may cause agricultural customers to use different forms of nitrogen fertilizer, which may adversely affect demand for the forms that we sell. Weather conditions following harvest may delay or eliminate opportunities to apply fertilizer in the fall. Weather can also have an adverse effect on crop yields, which lowers the income of growers and could impair their ability to pay our customers.

Our inability to predict future seasonal nitrogen demand accurately could result in low or excess inventory, potentially at costs in excess of market value.

The nitrogen business is seasonal, with more nitrogen products used during the second quarter, in conjunction with spring planting activity, than in any other quarter. Due to the seasonality of the business and the relatively brief periods during which products can be used by customers, we and/or our customers generally build inventories during the second half of the year in order to ensure timely product availability during the peak sales season. This increases our working capital needs during this period as we fund these inventory increases and support customer credit terms. If we underestimate future demand, our profitability will be negatively impacted and our customers may acquire products from our competitors. If we overestimate future demand, we will be left with excess inventory that will have to be stored (and our results of operations will be negatively impacted by any related storage costs) and/or we may liquidate such additional inventory and/or products at sales prices below our costs.

We are substantially dependent on our manufacturing facilities, and any operational disruption could result in a reduction of our sales volumes and could cause us to incur substantial expenditures.

Our manufacturing operations may be subject to significant interruption if one or more of our facilities were to experience a major accident or were damaged by severe weather or other natural disaster. In addition, our operations are subject to hazards inherent in our industry. Some of those hazards may cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. For example, an explosion at our Port Neal, Iowa facility in 1994 required us to completely rebuild that facility. Also, a mechanical outage at our Courtright, Ontario facility in April 2001 required us to shut down that facility for approximately two months. We currently maintain property insurance, including business interruption insurance although there can be no assurance that we have sufficient coverage, or can in the future obtain sufficient coverage at reasonable costs.

We may be adversely affected by environmental regulations.

Our operations are subject to various federal, state and local environmental, safety and health laws and regulations, including laws relating to air quality, hazardous and solid wastes and water quality. In the United States, our operations are subject to a comprehensive federal and state regulatory regime, including the federal Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, Emergency Planning and Community Right-to-Know Act, Toxic Substances Control Act and their state analogs. Our operations in Canada are also subject to various federal and provincial regulations regarding such matters, including the Canadian Environmental Protection Act administered by Environment Canada, and the Ontario Environmental Protection Act administered by the Ontario Ministry of the Environment. Our U.K. operations are subject to similar regulations under a variety of requirements, including those arising under the Integrated Pollution Prevention and Control (“IPPC”) Program. We could incur substantial costs, including capital expenditures for equipment upgrades, fines and penalties and third-party claims for damages, as a result of compliance with, violations of or liabilities under environmental laws and regulations. We are also involved in the manufacture, handling, transportation, storage and disposal of materials that are or may be classified as hazardous or toxic by federal, state, provincial or other regulatory agencies. If such materials have been or are disposed of or released at sites that require investigation and/or remediation, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or “CERCLA,” or analogous laws for all or part of the costs of such investigation and/or remediation, and for damages to natural resources. Under some of these laws, responsible parties may be held jointly and severally liable for such costs, regardless of fault or the legality of the original disposal or release.

We have liability as a potentially responsible party at certain sites under certain environmental cleanup laws. We have also been subject to related claims by private parties alleging property damage and possible personal injury arising from contamination relating to our discontinued operations. We may be subject to additional liability or additional claims in the future. Some of these matters may require us to expend significant amounts for investigation and/or cleanup or other costs.

We may be required to install additional pollution control equipment at certain facilities in order to maintain compliance with applicable environmental requirements.

Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations. We may be required to install additional air and water quality control equipment, such as low emission burners, scrubbers, ammonia sensors and continuous emission monitors, at certain of our facilities in order to maintain compliance with applicable environmental requirements. Such investments would reduce our income from future operations. Present and future environmental laws and regulations applicable to our operations, more vigorous enforcement policies and discovery of unknown conditions may require substantial expenditures and may have a material adverse effect on our results of operations, financial position or net cash flows.

Government regulation and agricultural policy may reduce the demand for our products.

Existing and future government regulations and laws may greatly influence the demand for our products. Existing and future agricultural and/or environmental laws and regulations may impact the amounts and locations of fertilizer application and may lead to decreases in the quantity of fertilizer applied to crops. Any such decrease in the demand for fertilizer products could result in lower unit sales and lower selling prices for our fertilizer products. U.S. governmental policies affecting the number of acres planted, the level of grain inventories, the mix of crops planted and crop prices could also affect the demand and selling prices of our products. In addition, both we and Mississippi Chemical manufacture and sell ammonium nitrate (AN)—we do so primarily in the U.K. and Mississippi Chemical does so in the U.S. Ammonium nitrate can be used as an explosive and was used in the Oklahoma City bombing in April 1995. It is possible that either the U.S. or U.K. governments could impose limitations on the use, sale or distribution of AN, thereby limiting our ability to manufacture or sell this product. In addition, methanol, which we manufacture at two U.S. facilities, is used as a raw material in the production of formaldehyde, methyl tertiary-butyl ether (MTBE), acetic acid and numerous other chemical derivatives. Environmental initiatives to ban or reduce the use of MTBE as a fuel additive or to ban or reduce the use of formaldehyde, such as those currently underway in the United States, will adversely affect demand for methanol.

We are subject to risks associated with our international operations.

Our international business operations are subject to numerous risks and uncertainties, including difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations; unexpected changes in regulatory environments; currency fluctuations; tax rates that may exceed those in the U.S.; earnings that may be subject to withholding requirements; and the imposition of tariffs, exchange controls or other restrictions. During 2004 we derived approximately 30% of our net sales from outside of the United States. Revenues from the United Kingdom accounted for more than 86% of our non-U.S. sales. With the acquisition of Mississippi Chemical, our business operation will include a 50% interest in an ammonia production joint venture in the Republic of Trinidad and Tobago and a 50% interest in an ammonia shipping joint venture that provides transportation of ammonia from the Trinidad facility to the United States and other world markets. Our success will be dependent, in part, on our ability to anticipate and manage effectively these and other risks that we face.

Our largest shareholder has recently sold its shares to certain investors. The investors who acquired our shares from our largest shareholder may also dispose of their shares.

Anglo American plc (“Anglo”), through its wholly-owned subsidiary Taurus Investments S.A. (“Taurus”), owned 48% of our outstanding shares at December 31, 2003. On August 6, 2004, Anglo, through Taurus, sold 12,500,000 of our shares to a number of investors. Anglo disposed of its remaining interest on December 20, 2004 to certain investors, including those named in this prospectus in the section entitled “Selling Stockholders” below. The investors who acquired our common shares sold by Anglo may also dispose of their interest in us. Holders of the Series A convertible preferred shares may also dispose of their interest in us. As a result, the sale of Terra shares by such selling shareholders and the holders of the Series A convertible preferred shares could depress our share price.

Our business may be adversely impacted by our significant leverage, which requires the use of a substantial portion of our excess cash flow to service our debt and may limit our access to additional capital.

We expect to remain leveraged to a substantial degree as a result of our acquisition of Mississippi Chemical. We are permitted to incur additional debt, subject to the conditions of our outstanding indebtedness. Our substantial debt could have important consequences on our business. For example, it could (i) increase our vulnerability to adverse economic and industry conditions by limiting our flexibility in reacting to changes in our business industry, (ii) reduce our cash flow available to fund working capital, capital expenditures and other general corporate purposes, (iii) place us at a competitive disadvantage compared to our competitors that have less leverage and (iv) limit our ability to borrow additional funds and increase the cost of funds that we can borrow. We may not be able to reduce our financial leverage as we intend, and we may not be able to achieve an appropriate balance between growth which we consider acceptable and future reductions in financial leverage.

We may not be able to finance a change of control offer.

If we undergo a “change of control” (as defined in our indentures and the instruments governing our Series A convertible preferred shares), we may need to refinance large amounts of our debt. If a change of control occurs, we must offer to buy back the notes under our indentures and our Series A convertible preferred shares for a price equal to 101% of the notes’ principal amount or 100% of the liquidation value of our Series A convertible preferred shares, as applicable, plus any interest or dividends which has accrued and remains unpaid as of the repurchase date. We would fund repurchase obligations with our available cash, cash generated from other sources such as borrowings, sales of equity, or funds provided by a new controlling person. However, there can be no assurance that there will be sufficient funds available for any required repurchases if a change of control occurs. In addition, our credit facility may prohibit us from purchasing the notes and our Series A convertible preferred shares after a change of control until we have repaid in full our debt under such credit facility. If we fail to repurchase the notes and our Series A convertible preferred shares upon a change of control, we will be in default under our indentures and the instruments governing our Series A convertible preferred shares. Any future debt that we incur may also contain restrictions on repurchases in the event of a change of control or similar event. These repurchase restrictions may delay or make it harder for others to obtain control over us.

FORWARD-LOOKING STATEMENTS

You should carefully review the information contained in this prospectus. In this prospectus and the documents incorporated by reference into this prospectus, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. You should be aware that those statements are only our predictions. Actual events or results may differ materially. In evaluating those statements, you should specifically consider various factors, including the following risks discussed elsewhere in this prospectus:

•	our ability to integrate Mississippi Chemical’s business with ours;

•	the loss of tax benefits related to our net operating loss carryforwards;

•	the cost of natural gas;

•	factors outside of our control that determine the price of our products;

•	risks associated with weather and seasonality;

•	the competitive and cyclical nature of our business;

•	environmental and other government regulation;

•	risks associated with international operations;

•	risks associated with our significant leverage; and

•	political and macroeconomic risks.

These and other factors may cause our actual results to differ materially from any of our forward-looking statements. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

THE COMPANY

We are engaged in the production and marketing of both nitrogen products and methanol serving both agricultural and industrial end-use markets. We produce anhydrous ammonia (the basic building block of nitrogen fertilizers) and nitrogen solutions in the United States and Canada and ammonium nitrate in the United Kingdom. We own nine facilities that produce nitrogen products. Two of our nine facilities also produce methanol.

The principal customers for our North American nitrogen products are national agricultural retail chains, farm cooperatives, independent dealers and industrial customers, the last of which use our products to manufacture chemicals and plastics such as acrylonitrile, polyurethanes, fibers, explosives and adhesives.

On August 9, 2004, we announced that we had entered into an agreement to purchase all of the outstanding capital stock of Mississippi Chemical pursuant to its plan of reorganization. Mississippi Chemical, through its subsidiaries, produced and marketed for years three primary crop nutrients for farmers and the industrial market—nitrogen, phosphorus and potassium. Mississippi Chemical currently produces nitrogen and phosphorus, however its potassium operations ceased in December, 2003. See our current reports on Form 8-K, as amended, dated August 9, 2004 and October 6, 2004 for additional information.

On October 8, 2004, we announced the private offering of $100 million of 4.25% Series A cumulative convertible perpetual preferred shares. In connection with the private offering, the initial purchasers exercised their option to purchase an additional $20 million of the Series A preferred shares. The Series A preferred shares are convertible into our common shares or exchangeable for convertible subordinated debentures and contain customary anti-dilution provisions that could result in the issuance of additional common shares. We used the net proceeds of the private offering to redeem approximately 35% of our existing 11 1/2% Second Priority Senior Secured Notes due 2010 and for general corporate purposes.

On December 21, 2004, we announced that we completed the acquisition of Mississippi Chemical Corporation pursuant to Mississippi Chemical’s second amended and restated Plan of Reorganization, and that Mississippi Chemical has exited bankruptcy.

As a result of the acquisition, we own through Mississippi Chemical a 50% interest in Point Lisas Nitrogen Limited in The Republic of Trinidad and Tobago. This facility has the capacity to produce annually 715,000 tons of ammonia from low-cost natural gas supplied under a contract with the National Gas Company of Trinidad and Tobago.

We now own nitrogen manufacturing facilities in Yazoo City, Mississippi and Donaldsonville, Louisiana, complementing our nitrogen production facilities in Sioux City, Iowa; Verdigris and Woodward, Oklahoma; Courtright, Ontario; and Billingham and Severnside, England. Production at the Donaldsonville facility is limited to one anhydrous ammonia plant that operates on a swing basis to take advantage of favorable relationships between natural gas costs and anhydrous ammonia prices.

We also now own and operate a storage and distribution terminal in Donaldsonville—one of the northernmost points on the Mississippi River capable of receiving ocean-going nitrogen vessels, and a 50% interest in an ammonia terminal located near Houston, Texas.

Prior to the transaction’s completion and pursuant to Mississippi Chemical’s Plan of Reorganization, the equity of Mississippi Phosphates Corporation was transferred to certain unsecured creditors pursuant to the Plan of Reorganization.

Pursuant to a Registration Rights Agreement, dated as of October 7, 2004 among Terra and Citigroup Global Markets Inc., as representative of the initial purchasers, we filed a shelf registration statement on Form

S-3 to facilitate sales by the initial purchasers of up to 120,000 shares of our Series A preferred shares. The shelf registration statement also registered the convertible subordinated debentures and common shares underlying such Series A preferred shares.

Pursuant to a Registration Rights Agreement, dated December 21, 2004 among Terra, Värde Investment Partners, L.P., Perry Principal Investments L.L.C. and Citigroup Financial Products Inc., we plan to file a shelf registration statement on Form S-3 to facilitate sales of up to 4,000,000 warrants to purchase Terra common shares. The warrants were issued to our lenders in connection with Terra’s acquisition of Mississippi Chemical Corporation. The warrants have an exercise price of $5.48 per share.

Terra Industries Inc., a Maryland corporation, is referred to as “Terra,” “the Company,” “we” or “our” throughout this prospectus. References to Terra also include the direct and indirect subsidiaries of Terra Industries Inc. where required by the context or unless otherwise indicated.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of the common shares offered by them under this prospectus. We will not receive any of the proceeds from the sale of common shares offered by the selling shareholders under this prospectus.

SELLING SHAREHOLDERS

The registration statement of which this prospectus forms a part has been filed with the SEC pursuant to the registration rights agreement dated December 16, 2004, entered into in connection with the sale by Taurus Investments S.A. of the common shares being registered hereby to afford the holders of common shares the opportunity to sell their securities in public transactions rather than pursuant to exemptions from the registration and prospectus delivery requirements of the Securities Act. In order to take advantage of that opportunity, a holder of common shares must provide information about itself and the securities it is selling as required under the Securities Act.

The selling shareholders listed below and the beneficial owners of common shares and their transferees, pledgees, donees or other successors, if not identified in this prospectus then so identified in supplements to this prospectus as required, are the selling shareholders under this prospectus. The following table sets forth information, as of a recent practicable date prior to the effectiveness of the registration statement of which this prospectus forms a part, with respect to the selling shareholders named below and the respective number of common shares owned by each selling shareholder that may be offered pursuant to this prospectus together with the number of common shares owned by each selling shareholder prior to this offering.

This information was supplied to us by the selling shareholders named in the table and may change from time to time. We have not sought to verify the information contained in the table. Because the selling shareholders may offer all or some portion of these securities pursuant to this prospectus, and because we are not currently aware of any agreements, arrangements or understandings with respect to the sale of these securities, we cannot predict the number of shares or principal amount of the securities that will be held by the selling shareholders upon termination of this offering. In addition, some of the selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information about themselves and the securities they were selling in transactions exempt from the registration requirements of the Securities Act. See the section entitled “Plan of Distribution.”

Unless otherwise disclosed in the footnotes to the table below, no selling shareholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates and owns less than 5% of our outstanding common shares.

Each selling shareholder listed below may, under this prospectus, from time to time offer and sell the number of common shares listed below opposite its name. Prior to any use of this prospectus in connection with an offering of these securities by a beneficial owner not listed as a selling shareholder below or its transferee, pledgee, donee or other successor, this prospectus will be supplemented to set forth the name and information with respect to that person.

Selling Shareholder	Natural Person with Voting or Investment Control[1]	Number of Shares Owned Prior to Offering	Number of Shares Being Offered	Shares Beneficially Owned After Offering
*AGDomestic Convertibles, L.P.[2]	John M. Angelo & Michael L. Gordon	275,000	275,000	nil
*AG Offshore Convertibles Ltd[3]	John M. Angelo & Michael L. Gordon	575,000	575,000	nil
Anchorage Capital Master Offshore, Ltd.[4]	Tony Davis & Kevin Ulrich	1,000,000	1,000,000	nil
Auda Classic PLC[5]	Richard C. Perry	264	264	nil
Avenue International, Ltd.[6]	Marc Lasry & Sonia E. Gardner	410,000	410,000	nil
Avenue Investments, LP7	Marc Lasry & Sonia E. Gardner	140,000	140,000	nil
Avenue Special Situations Fund III, LP8	Marc Lasry & Sonia E. Gardner	450,000	450,000	nil
Bank of America Pension Plan[9]	Roy Astrachan	146,100	146,100	nil
Barnet Partners, Ltd.[10]	Roy Astrachan	132,200	132,200	nil
Basso Multi-Strategy Holding Fund Ltd.[11]	Howard Fischer	400,000	400,000	nil
Capital Appreciation Portfolio (“Fund”), a series of the Ohio National Fund, Inc.[12]	SEC Reporting Company	94,100	94,100	nil
Delta Institutional, LP13	Remy Trafelet	714,000	714,000	nil
Delta Offshore, Ltd.[14]	Remy Trafelet	793,000	793,000	nil
Delta Onshore, LP15	Remy Trafelet	125,000	125,000	nil
Delta Pleiades, LP16	Remy Trafelet	118,000	118,000	nil
*Equitec Group, LLC[17]	Dan Katzner	25,000	25,000	nil
Equity Overlay Fund, LLC[18]	Roy Astrachan	73,100	73,100	nil
FrontPoint Convertible Arbitrage Fund, L.P.[19]	Arthur J. Ley	20,000	20,000	nil
GMAM Group Pension Trust I20	Roy Astrachan	146,100	146,100	nil
ING Equity Opportunities Portfolio (“Fund”), a series of the ING Investors Trust[21]	SEC Reporting Company	240,200	240,200	nil
Institutional Benchmarks Master Fund Ltd c/o SSI investment Management[22]	John Gottfurcht, George Douglas & Amy Jo Gottfurcht	93,335	93,335	nil
Jennison Equity Opportunity Fund (“Fund”), a series of the Prudential Investment Portfolios, Inc.[23]	SEC Reporting Company	759,400	759,400	nil
Jennison Institutional Opportunistic Equity Fund for Non-Qualified Trusts (“Fund”), a portfolio of the Prudential Trust Company Master Commingled Trust for Tax-Exempt Trusts[24]	SEC Reporting Company	7,800	7,800	nil
JMG Capital Partners, LP25	Jonathan Glaser	62,500	62,500	nil
JMG Triton Offshore Fund, Ltd[26]	Jonathan Glaser & Roger Richter	62,500	62,500	nil
King Street Capital, L.P.[27]	Brian J. Higgins & O. Francis Biondi, Jr.	214,500	214,500	nil

Selling Shareholder	Natural Person with Voting or Investment Control[1]	Number of Shares Owned Prior to Offering	Number of Shares Being Offered	Shares Beneficially Owned After Offering
King Street Capital, Ltd.[28]	Brian J. Higgins & O. Francis Biondi, Jr.	435,500	435,500	nil
Mainstay MAP Fund (“Fund”), a series of the Mainstay Funds[29]	SEC Reporting Company	373,200	373,200	nil
Perry Partners International, Inc.[30]	Richard C. Perry	25,783	25,783	nil
Perry Partners LP31	Richard C. Perry	9,678	9,678	nil
QVT Fund LP32	Daniel Gold, Lars Bader, Tracy Fu & Nicholas Brumm	750,000	750,000	nil
SAB Capital Partners, LP33	Scott Bommer	3,020,065	3,020,065	nil
SAB Overseas Fund, Ltd.[34]	Scott Bommer	3,729,935	3,729,935	nil
SCP Domestic Fund, LP35	Chris Shumway	86,258	86,258	nil
SCP Equity Fund Domestic, LP36	Chris Shumway	69,202	69,202	nil
SCP Equity Fund Overseas, Ltd.[37]	Chris Shumway	70,575	70,575	nil
SCP Overseas Fund, Ltd.[38]	Chris Shumway	523,965	523,965	nil
Seneca Capital International Ltd.[39]	Doug Hirsch	1,700,000	1,700,000	nil
Seneca Capital L.P.[40]	Doug Hirsch	800,000	800,000	nil
Special Value Portfolio (“Fund”), a series of the Dreyfus Variable Investment Fund[41]	SEC Reporting Company	25,300	25,300	nil
Sphinx Convertible Arb Fund SPC c/o SSI Investment Management[42]	John Gottfurcht, George Douglas & Amy Jo Gottfurcht	60,995	60,995	nil
SSI Hedged Convertible Market Neutral L.P.[43]	John Gottfurcht, George Douglas & Amy Jo Gottfurcht	45,670	45,670	nil
St. Albans Partners Ltd.[44]	Roy Astrachan	231,400	231,400	nil
St. Thomas Trading Ltd.[45]	J. T. Hansen	5,000	5,000	nil
The President & Fellows of Harvard College[46]	Shelley Greenhaus	800,000	800,000	nil
*UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited[47]	Subsidiary of SEC Reporting Company	175,000	175,000	nil
Windmill Master Fund LP48	Dan Druckenmiller	4,500,000	4,500,000	nil
Yield Strategies Fund I, L.P.[49]	Roy Astrachan	73,100	73,100	nil
Yield Strategies Fund II, L.P.[50]	Roy Astrachan	73,000	73,000	nil
ZLP Master Opportunity Fund, Ltd[51]	Stuart J. Zimmer & Craig Lucas	400,000	400,000	nil

*	This selling shareholder has advised us that it is an affiliate of a broker-dealer and that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of that purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

[1]	If the selling shareholder is not, and is not a wholly-owned subsidiary of, a company that is required to file periodic and other reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act, the natural person(s) who exercise voting power and investment control over the securities is listed.

[2]	AG Domestic Convertibles, L.P.’s principal office address is c/o Angelo Gordon & Co., L.P. 245 Park Avenue, New York, NY 10167.

[3]	AG Offshore Convertibles Ltd’s principal office address is c/o Angelo Gordon & Co., L.P. 245 Park Avenue, New York, NY 10167.

[4]	Anchorage Capital Master Offshore, Ltd.’s principal office address is 650 Madison Avenue, 26th Floor, New York, NY 10022.

[5]	Auda Classic PLC’s principal office address is c/o Perry Corp., 599 Lexington Avenue, 36th Floor, New York, NY 10022.

[6]	Avenue International, Ltd.’s principal office address is 535 Madison Avenue, 14th Floor, New York, NY 10022.

[7]	Avenue Investments, LP’s principal office address is 535 Madison Avenue, 14th Floor, New York, NY 10022.

[8]	Avenue Special Situations Fund III, LP’s principal office address is 535 Madison Avenue, 14th Floor, New York, NY 10022.

[9]	Bank of America Pension Plan’s principal office address is c/o Camden Asset Management, L.P. 2049 Century Park East, Suite 330, Los Angeles, CA 90067.

[10]	Barnet Partners, Ltd.’s principal office address is c/o Camden Asset Management, L.P. 2049 Century Park East, Suite 330, Los Angeles, CA 90067.

[11]	Basso Multi-Strategy Holding Fund Ltd.’s principal office address is 1266 East Main Street, Stamford, CT 06902.

[12]	Capital Appreciation Portfolio (“Fund”), a series of the Ohio National Fund, Inc.’s principal office address is c/o Jennison Associates LLC, 466 Lexington Avenue, New York, NY 10017.

[13]	Delta Institutional, LP’s principal office address is 900 Third Avenue, 5th Floor, New York, NY 10022.

[14]	Delta Offshore, Ltd.’s principal office address is 900 Third Avenue, 5th Floor, New York, NY 10022.

[15]	Delta Onshore, LP’s principal office address is 900 Third Avenue, 5th Floor, New York, NY 10022.

[16]	Delta Pleiades, LP’s principal office address is 900 Third Avenue, 5th Floor, New York, NY 10022.

[17]	Equitec Group, LLC’s principal office address is 230 Park Avenue, 7th Floor, New York, NY 10164

[18]	Equity Overlay Fund, LLC’s principal office address is c/o Camden Asset Management, L.P. 2049 Century Park East, Suite 330, Los Angeles, CA 90067.

[19]	FrontPoint Convertible Arbitrage Fund, L.P.’s principal office address is 80 Field Point Road, Greenwich, CT 06830.

[20]	GMAM Group Pension Trust I’s principal office address is c/o Camden Asset Management, L.P. 2049 Century Park East, Suite 330, Los Angeles, CA 90067.

[21]	ING Equity Opportunities Portfolio (“Fund”), a series of the ING Investors Trust’s principal office address is c/o Jennison Associates LLC, 466 Lexington Avenue, New York, NY 10017.

[22]	Institutional Benchmarks Master Fund Ltd c/o SSI investment Management’s principal office address is 357 N. Canon Dr., Beverly Hills, CA 90210.

[23]	Jennison Equity Opportunity Fund (“Fund”), a series of the Prudential Investment Portfolios, Inc.’s principal office address is c/o Jennison Associates LLC, 466 Lexington Avenue, New York, NY 10017.

[24]	Jennison Institutional Opportunistic Equity Fund for Non-Qualified Trusts (“Fund”), a portfolio of the Prudential Trust Company Master Commingled Trust for Tax-Exempt Trusts’s principal office address is c/o Jennison Associates LLC, 466 Lexington Avenue, New York, NY 10017.

[25]	JMG Capital Partners, LP’s principal office address is 11601 Wilshire Boulevard, suite 2180, Los Angeles, CA 90025, USA.

[26]	JMG Triton Offshore Fund, Ltd.’s principal office address is 11601 Wilshire Boulevard, suite 2180, Los Angeles, CA 90025, USA.

[27]	King Street Capital, L.P.’s principal office address is 65 East 55th Street, 30th Floor, New York, NY 10022.

[28]	King Street Capital, Ltd.’s principal office address is 65 East 55th Street, 30th Floor, New York, NY 10022.

[29]	Mainstay MAP Fund (“Fund”), a series of the Mainstay Funds’s principal office address is c/o Jennison Associates LLC, 466 Lexington Avenue, New York, NY 10017.

[30]	Perry Partners International, Inc.’s principal office address is c/o Perry Corp., 599 Lexington Avenue, 36th Floor, New York, NY 10022. Based on a Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, Perry Corp., an affiliate of the selling shareholder, owns 11.48% of our outstanding common shares. The number of aggregate common shares included on such Schedule 13G include a certain number of unissued shares of our Series B cumulative redeemable preferred shares that are subject to reduction based on working capital and indemnity adjustments.

[31]	Perry Partners LP’s principal office address is c/o Perry Corp., 599 Lexington Avenue, 36th Floor, New York, NY 10022. Based on a Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, Perry Corp., an affiliate of the selling shareholder, owns 11.48% of our outstanding common shares. The number of aggregate common shares included on such Schedule 13G include a certain number of unissued shares of our Series B cumulative redeemable preferred shares that are subject to reduction based on working capital and indemnity adjustments.

[32]	QVT Fund LP’s principal office address is c/o QVT Financial LP, 8th Floor, New York, NY 10022.

[33]	SAB Capital Partners, LP’s principal office address is 712 Fifth Avenue, 42nd Floor, New York, NY 10019. Based on a Schedule 13G filed with the Securities and Exchange Commission on December 27, 2004, SAB Capital Partners, L.P. and certain of its affiliates own 8.7% of our outstanding common shares.

[34]	SAB Overseas Fund, Ltd.’s principal office address is 712 Fifth Avenue, 42nd Floor, New York, NY 10019. Based on a Schedule 13G filed with the Securities and Exchange Commission on December 27, 2004, SAB Capital Partners, L.P. and certain of its affiliates own 8.7% of our outstanding common shares.

[35]	SCP Domestic Fund, LP’s principal office address is 600 Steamboat Road, Greenwich, CT 06830.

[36]	SCP Equity Fund Domestic, LP’s principal office address is 600 Steamboat Road, Greenwich, CT 06830.

[37]	SCP Equity Fund Overseas, Ltd.’s principal office address is 600 Steamboat Road, Greenwich, CT 06830.

[38]	SCP Overseas Fund, Ltd.’s principal office address is 600 Steamboat Road, Greenwich, CT 06830.

[39]	Seneca Capital International Ltd.’s principal office address is 950 3rd Avenue, New York, NY 10022. Based on a Schedule 13G filed with the Securities and Exchange Commission on December 30, 2004, Seneca Capital, L.P. and certain of its affiliates own 5.4% of our outstanding common shares.

[40]	Seneca Capital L.P.’s principal office address is 950 3rd Avenue, New York, NY 10022. Based on a Schedule 13G filed with the Securities and Exchange Commission on December 30, 2004, Seneca Capital, L.P. and certain of its affiliates own 5.4% of our outstanding common shares.

[41]	Special Value Portfolio (“Fund”), a series of the Dreyfus Variable Investment Fund’s principal office address is c/o Jennison Associates LLC, 466 Lexington Avenue, New York, NY 10017.

[42]	Sphinx Convertible Arb Fund SPC c/o SSI Investment Management’s principal office address is 357 N. Canon Dr., Beverly Hills, CA 90210.

[43]	SSI Hedged Convertible Market Neutral L.P. ’s principal office address is 357 N. Canon Dr., Beverly Hills, CA 90210.

[44]	St. Albans Partners Ltd.’s principal office address is c/o Camden Asset Management, L.P. 2049 Century Park East, Suite 330, Los Angeles, CA 90067.

[45]	St. Thomas Trading Ltd.’s principal office address is 101 Glacier Point, Suite D, San Rafael, CA 94901.

[46]	The President & Fellows of Harvard College’s principal office address is 600 Atlantic Avenue, Boston, MA 02210-2203.

[47]	UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited’s principal office address is 1 North Wacker Drive, 32nd Floor, Chicago, IL 60606.

[48]	Windmill Master Fund LP’s principal office address is 2579 Washington Road, Suite 322, Pittsburgh, PA 15241.

[49]	Yield Strategies Fund I, L.P.’s principal office address is c/o Camden Asset Management, L.P. 2049 Century Park East, Suite 330, Los Angeles, CA 90067.

[50]	Yield Strategies Fund II, L.P.’s principal office address is c/o Camden Asset Management, L.P. 2049 Century Park East, Suite 330, Los Angeles, CA 90067.

[51]	ZLP Master Opportunity Fund, Ltd’s principal office address is Plaza 10, Harborside Financial Center, Suite 301, Jersey City, NJ 07311.

PLAN OF DISTRIBUTION

The selling shareholders may sell common shares offered by this prospectus from time to time directly or through broker-dealers or underwriters acting as agent or principal, on a best efforts or firm commitment basis, in one or more transactions, which may involve block transactions (which may involve crosses) on the New York Stock Exchange or on such other market on which the common shares may from time to time be trading by means of the following:

•	privately-negotiated transactions;

•	ordinary brokers’ transactions and transactions in which the broker-dealer solicits purchases;

•	“fixed price offerings” off the floors of the exchanges, or “exchange distributions” and “special offerings” of the common shares under the rules of the exchanges;

•	call or put contracts, futures contracts, options on future contracts, spot or forward contracts, caps, floors, collars or other hedging arrangements relating to the shares;

•	short sales;

•	any combination of any such methods of sale, in each case on the exchanges, in the over-the-counter market, through negotiated transactions or otherwise; or

•	any method permitted pursuant to applicable law.

The sale price to the public may be:

•	the market price prevailing at the time of sale;

•	a price related to such prevailing market price;

•	at negotiated prices; or

•	such other price as the selling shareholders determine from time to time.

The selling shareholders may sell all or part of their shares in one or more transactions at prices at or related to the then-current market price or at negotiated prices. The selling shareholders will determine the specific offering price of the shares from time to time that, at any time, may be higher or lower than the market price of our common shares on the New York Stock Exchange or such other market on which our common shares may be traded. The selling shareholders shall have the sole and absolute discretion not to accept any purchase, offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling shareholders may also sell their shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from us or the selling shareholders or the purchasers of shares to whom the broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer may be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling shareholders will attempt to sell common shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

The selling shareholders may enter into short sales or hedging transactions with broker-dealers who may in turn engage in short sales of the common shares and the selling shareholders or such broker-dealers may deliver common shares to close out such short positions, or loan or pledge common shares to broker-dealers that in turn may sell common shares.

The selling shareholders and any broker-dealers or agents that act in connection with the sale of shares offered in this prospectus may be deemed “underwriters” as that term is defined under the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders may be deemed to be “underwriters,” the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

Alternatively, the selling shareholders may sell all or any part of the shares offered in this prospectus through an underwriter. The selling shareholders have not entered into any agreement with a prospective underwriter or syndicate of underwriters, and there is no assurance that any such agreement will be entered into. If the selling shareholders enter into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus. We will not receive any proceeds from the sale of common shares by the selling shareholders.

Upon being notified by a selling shareholder that any material arrangement has been entered into with an underwriter, broker, dealer or agent regarding the sale of securities covered by this prospectus, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling shareholders, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

To our knowledge, there are currently no agreements, arrangements or understandings between any selling shareholders and any broker, dealer, agent or underwriter regarding the sale by any selling shareholder of the common shares. Under the securities laws of some states, the securities may be sold only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be sold unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with. The selling shareholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. All of the foregoing may affect the marketability of these securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

With respect to the selling shareholders and to the extent required by a particular offering in a prospectus supplement or, if appropriate, a post-effective amendment, we will set forth:

•	any underwriters, dealers or agents;

•	their compensation;

•	the numbers of common shares to be sold the selling shareholders; and

•	the public offering price of the common shares to be sold.

We will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the sale to the public pursuant to Rule 144 under the Securities Act (or any successor rule or regulation thereto) or the registration statement of which this prospectus forms a part of all the securities registered thereunder and (ii) the second anniversary of the date that the registration statement to which this prospectus forms a part of is declared effective by the SEC.

We will pay the costs and expenses of the offering as well as the cost of the review of the Anglo sale arrangements, which we estimate will be approximately $550,000 in the aggregate. In connection with the disposition of the shares covered hereby, Anglo agreed to pay us $550,000 to cover in whole or in part such costs and expenses.

LEGAL MATTERS

The validity of the common shares offered hereby will be passed for the company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements, the related consolidated financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which reports (1) express an unqualified opinion on the financial statements and the financial statement schedule and includes an explanatory paragraph referring to the Company’s 2002 change in methods of accounting for goodwill and other intangible assets, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Mississippi Chemical Corporation and subsidiaries as of June 30, 2004 and 2003, and for each of the years in the three-year period ended June 30, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and Ernst & Young, independent accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The KPMG LLP report dated September 3, 2004, covering the June 30, 2004 and 2003 consolidated financial statements of Mississippi Chemical Corporation and its subsidiaries, contains an explanatory paragraph that states that Mississippi Chemical Corporation’s recurring losses and insufficient liquidity has resulted in Mississippi Chemical Corporation and nine of its subsidiaries filing voluntary petitions to reorganize under chapter 11 of the United States Bankruptcy Code on May 15, 2003. On July 1, 2004, Mississippi Chemical Corporation obtained replacement debtor-in-possession financing (see note 7 of Mississippi Chemical Corporation’s 2004 consolidated financial statements), and on September 2, 2004, Mississippi Chemical Corporation filed an amended plan of reorganization with the U.S. Bankruptcy Court; however, there can be no assurance that this replacement debtor-in-possession financing will be adequate to meet Mississippi Chemical Corporation’s cash flow requirements or that Mississippi Chemical Corporation’s plan of reorganization will be approved or confirmed by the U.S. Bankruptcy Court or other interested parties. These matters raise substantial doubt about the Mississippi Chemical Corporation’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The financial statements of Point Lisas Nitrogen Limited appearing in Mississippi Chemical Corporation’s Annual Report on Form 10-K/A for the year ended June 30, 2004 have been audited by Ernst & Young, independent auditors, as stated in their report included therein, which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Government Filings: We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file:

•	at the Commission’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and

•	at the Commission’s web site at http://www.sec.gov.

Some locations may charge prescribed or modest fees for copies. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

Stock Market: Our common shares are listed on the New York Stock Exchange and similar information can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Registration Statement: We have filed a registration statement under the Securities Act of 1933 with the Commission with respect to the common shares offered under this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about us and the common shares offered under this prospectus.

Terra Information Incorporated By Reference: The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and they are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Current Reports on Form 8-K, as amended, filed on February 9, 2005, February 14, 2005, February 18, 2005, February 23, 2005 and March 16, 2005; and

•	the description of our capital stock contained in our registration statement on Form 8-A dated May 2, 1988 including all amendments or reports filed for the purpose of updating the description.

Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the sale of the shares offered hereby will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents. You may request free copies of these filings by writing or telephoning us at the following address:

Investor Relations

Terra Industries Inc.

Terra Centre

600 Fourth Street, P.O. Box 6000

Sioux City, Iowa 51102

(712) 277-1340

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses, which shall be shared by the registrant and the selling shareholders as described in the prospectus, of the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee	$26,458
Printing and Engraving expenses	10,000
Accounting fees and expenses	25,000
Legal fees and expenses	75,000
Advisory fees and expenses	350,000
Miscellaneous expenses	63,542

Total	$550,000

Item 15.	Indemnification of Directors and Officers.

As permitted by the Maryland General Corporation Law (“MGCL”), Article SEVENTH, Paragraph (8) of the registrant’s charter provides for indemnification of directors and officers of the registrant as follows:

The Corporation shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

The MGCL permits a Maryland corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, or (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The registrant maintains directors and officers liability insurance with coverage typical of a company in its industry.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The registrant’s charter contains a provision providing for elimination of the liability of its directors or officers to the registrant or its shareholders for money damages to the fullest extent permitted by Maryland law.

Item 16.	Exhibits.

Reference is made to the attached exhibit index.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in Sioux City, State of Iowa, on March 17, 2005.

TERRA INDUSTRIES INC.

By:	*
Francis G. Meyer
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement on Form S-3 and Power of Attorney have been signed on March 17, 2005 by the following persons in the capacities and on the dates indicated:

Signatures	Capacity

*	Chairman of the Board
Henry R. Slack

*	Director, President, and Chief Executive Officer (Principal
Michael L. Bennett	Executive Officer)

*	Senior Vice President and Chief Financial Officer (Principal
Francis G. Meyer	Financial Officer and Controller/Principal Accounting Officer)

*	Director
David E. Fisher

*	Director
Dod A. Fraser

*	Director
Martha O. Hesse

*	Director
Peter S. Janson

*By:	/S/ MARK A. KALAFUT
Mark A. Kalafut Attorney-in-Fact

S-1

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Restatement of Terra filed with the State of Maryland on September 11, 1990, filed as Exhibit 3.1 to Terra’s Form 10-K for the year ended December 31, 1990, is incorporated herein by reference.

4.2	Articles of Amendment of Terra filed with the State of Maryland on May 6, 1992, filed as Exhibit 3.1.2 to Terra’s Form 10-K for the year ended December 31, 1992, is incorporated herein by reference.

4.3	Articles Supplementary of Terra filed with the State of Maryland on October 13, 1994, filed as Exhibit 4.1.3 to Terra’s Form 8-K/A dated November 3, 1994, is incorporated herein by reference.

4.4	Terra Articles Supplementary Filed with the State of Maryland on October 14, 2004, filed as Exhibit 3.1 to Terra’s Form 10-Q dated November 9, 2004, is incorporated herein by reference.

4.5	Terra Articles Supplementary filed with the State of Maryland on December 20, 2004 filed as Exhibit 3.1 to Terra’s Form 8-K filed on December 27, 2004, and Terra’s Certificate of Correction filed with the State of Maryland on February 11, 2005, filed as Exhibit 3.2 to Terra’s Form 8-K/A filed February 14, 2005, are incorporated herein by reference.

4.6	By-Laws of Terra, as amended through August 7, 1991, filed as Exhibit 3 to Terra’s Form 8-K dated September 30, 1991, is incorporated herein by reference.

4.7**	Registration Rights Agreement, dated as of December 16, 2004 among Terra, Taurus Investments S.A. and certain purchasers named therein.

5**	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Ernst & Young.

23.4**	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5).

24**	Powers of Attorney (included on signature page).

99.2	Consolidated Financial Statements of Mississippi Chemical Corporation and subsidiaries as of June 30, 2004, filed as Exhibit 99.1 of Terra’s Form 8-K dated October 6, 2004, as amended, and Consolidated Financial Statements of Mississippi Chemical Corporation and subsidiaries as of September 30, 2004, filed as Exhibit 99.1 of Terra’s Form 8-K dated December 20, 2004 are incorporated by reference herein.

*	Filed herewith.
**	Previously filed.